Exhibit 4.31

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of 27, September 2017 in Chaoyang District, Beijing by and between:

Party A (the “Transferor”): Langfang Xunchi Computer Data Processing Co., Ltd., a company duly incorporated and existing under the laws of the PRC, with its registered address at Room 1919, Unit 1, Building 1, Rongsheng Development Mansion, Xiangyun Road, Economy and Technology Development District, Langfang, Hebei Province; and

Party B (the “Transferee”): Li Jian, PRC ID Card Number 360481197605110012.

The Transferor and the Transferee are collectively referred to as the “Parties”.

WHEREAS

A.	Sichuan Aipu Network Co., Ltd. (the “Target Company”) is a company duly incorporated and existing under the laws of the PRC;

B.	Party A, the shareholder of the Target Company, owns 50% plus one share of the Target Company;

C.	Party A desires to sell to Party B, and Party B desires to purchase from Party A, two shares (the “Target Shares”) in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereby agree on the transfer of the Target Shares as follows:

Article 1.     Share Transfer

1.1.	Subject to the terms and conditions of this Agreement, Party A agrees to transfer to Party B two shares of the Target Company at the purchase price of RMB 1.00. Party B shall pay the purchase price by wire transfer to the bank account of Party A below within one (1) working day upon the execution of this Agreement (the payment date is hereinafter referred to as the “Closing Date”):

Account Name: Langfang Xunchi Computer Data Processing Co., Ltd.

Bank: Industrial and Commercial Bank of China, Langfang, Chaoyang Branch

Account Number: 0410 0016 0930 0066 467

1.2.	Party A and Party B agree that all undistributed dividends, rights, interests and obligations in connection with the Target Shares shall be transferred to Party B and be performed by Party B upon the transfer of the Target Shares from Party A to Party B.

1.3.	Upon the completion of the transfer of the Target Shares, Party A and Party B shall jointly cause the Target Company to issue a share certificate representing the Transfer Shares to Party B, and/or Party A shall record the share transfer on the corresponding share certificate and transfer the same to Party B; after which, Party A and Party B shall cause the target company to update the register of members of the Target Company accordingly. Notwithstanding the foregoing, whether the Target Company issues the share certificate shall not affect the effect of the transfer of the Target Shares. The Target Shares shall be transferred to Party B at the Closing Date.

Article 2.     Representations, Warranties and Covenants

2.1	Party A hereby represents and warrants to Party B as follows:

(a)	Party A has all requisite legal and corporate power and authority to execute this Agreement and to perform its obligations under this Agreement;

(b)	The execution and performance of this Agreement is in compliance with all applicable PRC laws and any contract or agreement to which it is a party;

(c)	The execution and performance of this Agreement will not infringe any legitimate rights of any third party; and

(d)	The representations and warranties herein are true, correct and complete when made, and shall remain true, correct and complete as of the Closing Date.

2.2	Party B hereby represents and warrants to Party A as follows:

(a)	Party B has all requisite legal and corporate power and authority to execute this Agreement and to perform its obligations under this Agreement;

(b)	The execution and performance of this Agreement is in compliance with all applicable PRC laws and any contract or agreement to which it is a party;

(c)	The execution and performance of this Agreement will not infringe any legitimate rights of any third party; and

(d)	The representations and warranties herein are true, correct and complete when made, and shall remain true, correct and complete as of the Closing Date.

Article 3.     Governing Law and Dispute Resolution

3.1	The validity, interpretation and performance of this Agreement shall be governed by the laws of PRC (excluding Hong Kong, Macao and Taiwan).

3.2	If there is any dispute arising out of the execution and performance of this Agreement, the Parties shall try to settle the dispute through amicable negotiation. If the negotiation fails, each party is entitled to submit the dispute for arbitration at Beijing Arbitration Commission. The arbitration shall take place in Beijing.

Article 4.     Miscellaneous

4.1	Each of the Parties shall assume their respective taxes and expenses (if any) incurred in connection with the transaction contemplated under this Agreement in accordance with the applicable laws.

4.2	Any amendment to this Agreement shall be void without the written consent and execution of supplemental agreement of both Parties. If the provisions in the share transfer agreements submitted to the administration for industry and commerce and tax authorities are inconsistent with this Agreement, this Agreement shall prevail.

4.3	If any provision of this Agreement is found to be invalid or unenforceable by the court with competent jurisdiction, or due to any legislation actions after the execution of this Agreement, the remainder of this Agreement shall remain in full force and effect.

4.4	This Agreement shall become effective on the date of first above written upon the signatures and seals of each party.

4.5	This Agreement shall be executed in four (4) counterparts, and each party holds two (2) counterparts.

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IN WITNESS WHEREOF, the parties have executed this Share Transfer Agreement as of the date first above written.

Party A: /s/ Langfang Xunchi Computer Data Processing Co., Ltd. (Seal)

Party B: /s/ Li Jian

(Signature)